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                                                                EXHIBIT 99(C)(1)
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                              PROJECT GOLDEN GATE

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ELSEVIER SCIENCE INC.

                         GOLDEN GATE ACQUISITION CORP.

                                      AND

                         MDL INFORMATION SYSTEMS, INC.

                           DATED AS OF MARCH 23, 1997

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

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of this 23rd day of March, 1997, by and among Elsevier Science Inc., a New York corporation ("PARENT"), Golden Gate Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and MDL Information Systems, Inc., a Delaware corporation (the "COMPANY").

                                   RECITALS

  A. The Boards of Directors of Parent, Purchaser and the Company have each unanimously approved the terms and conditions of a merger of Purchaser with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein.

  B. Pursuant to the Merger, Purchaser will acquire each issued and outstanding share of Common Stock of the Company at a price of $32 net per Share (as defined below) to the seller in cash and without interest thereon (the "OFFER PRICE"). In order to accomplish the Merger, Purchaser shall first commence a tender offer (the "OFFER") by Purchaser under Section 14(d)(1) of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to purchase all outstanding shares of the Common Stock, par value $0.01 per share, of the Company (shares of the Common Stock are referred to herein as the "SHARES").

  C. The Board of Directors of the Company has unanimously resolved to recommend the acceptance of the Offer and approval of the Merger to the holders of Shares and determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and that the Offer and the Merger are in the best interests of the holders of such Shares.

  NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

  1.1 THE OFFER.

  (a) Provided that this Agreement shall not have been terminated pursuant to
Section 7.1, Purchaser shall, and Parent shall cause Purchaser to, within five business days after the public announcement (on the date hereof or the following day) of the execution of this Agreement commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price.

  (b) The obligations of Purchaser to consummate the Offer and to accept for payment and pay for any of the Shares tendered shall be subject to the conditions set forth on Annex I, including that a majority of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested and unvested stock options, and conversion of convertible securities or other rights to purchase or acquire Shares) being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"). The per Share amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer and subject to reduction for any applicable federal back-up or other applicable withholding or stock transfer taxes. The Offer shall remain open until 12:00 Midnight, New York City time, on April 24, 1997 (twenty (20) business days following the commencement of the Offer). As used in this Agreement, the "EXPIRATION DATE" means 12:00 Midnight, New York City time, on April 24, 1997, unless Purchaser extends the Offer as permitted by this Agreement, in which case the "Expiration Date" means the latest time and date to which the Offer is extended.

  (c) Purchaser expressly reserves the right to waive any conditions to the Offer (other than the condition set forth in clause (ii) or (iii)(D) of Annex
I), to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond May 31, 1997 except as necessary to provide time to satisfy the conditions set forth in Annex I, and except that Purchaser may extend the Offer for up to 10 business days, if as of such date, there shall not have been tendered at least ninety percent (90%) of the outstanding Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with applicable provisions of the Delaware General Corporation Law ("DGCL") .

  (d) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the conditions set forth in Annex I. Concurrently with the commencement of the Offer, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule 14D-1 reflecting the Offer (together with all exhibits, amendments and supplements thereto, the "SCHEDULE 14D-1"). The Schedule 14D-1 will contain or will incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisements (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Purchaser agree to provide the Company and its counsel with any comments which Parent, Purchaser or their counsel may receive from the SEC or the staff of the SEC with respect to such documents promptly after receipt thereof. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase by accepting for payment and will pay for Shares validly tendered and not properly withdrawn, as promptly as practicable after the Expiration Date. Parent, Purchaser and the Company agree promptly to correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Offer Documents will, on the date filed and on the date first published, sent or given to the Company's stockholders, comply in all material respects with all provisions of applicable federal securities laws and the rules and regulations promulgated thereunder.

  1.2 COMPANY ACTION.

  (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby and thereby (provided, however, that subject to the provisions of Section 5.4 such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 5.4)) and (ii) Goldman Sachs and Co. ("GOLDMAN SACHS") has rendered to the Board of Directors of the Company its opinion (which opinion is permitted to be included in writing in the Schedule 14D-9 (as defined in Section 1.2(b)), to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a), and has obtained the consent of Goldman Sachs to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in clause (ii) above.


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

  (b) The Company shall file with the SEC, concurrently, or promptly thereafter on the same day, with the filing by Parent and Purchaser of the
Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act relating to the Offer (together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "SCHEDULE 14D-9"), which shall contain the recommendation of the Company's Board of Directors described in Section 1.2(a), and shall disseminate the
Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9, and each amendment thereto, will, on the date filed, comply in all material respects with the provisions of applicable federal securities laws. The Company, Parent and Purchaser agree promptly to correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and the Schedule 14D-9 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 in the form in which such document is originally filed with the SEC, and all amendments and supplements thereto, prior to the time at which such documents and all documents related thereto are filed with the SEC. The Company shall provide Purchaser and its counsel with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt of such comments.

  (c) The Company currently believes that all of its directors and executive officers, intend to tender all outstanding Shares beneficially owned by such person to Purchaser pursuant to the Offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act.

  (d) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with communicating the Offer and any amendments or supplements thereto to the Company's stockholders. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser (and their agents) shall hold in confidence the information contained in any of such labels and lists and, if this Agreement shall be terminated, will upon request, promptly deliver to the Company or destroy all copies of such information then in their possession or control.

  1.3 DIRECTORS. Promptly upon the acquisition by Purchaser pursuant to the Offer of such number of Shares which satisfies the Minimum Condition and from time to time thereafter, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with
Section 14(f) of the Exchange Act. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall cause Parent's designees to be so elected. The Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Parent and its counsel. Following the election or appointment of Parent's designees pursuant to this
Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors on the date hereof, or are directors (other than directors designated by Parent in accordance with this Section 1.3) designated by such persons to fill any vacancy (the "CONTINUING DIRECTORS").


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

                                  ARTICLE II

                                  THE MERGER

  2.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the DGCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI of this Agreement. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease. At the election of Parent or Purchaser, any direct or indirect wholly-owned subsidiary of Parent incorporated under the laws of the State of Delaware may be substituted for Purchaser as a constituent corporation in the Merger. As used herein, the term "PURCHASER" shall, upon such substitution, refer to any such substituted corporation.

  2.2 EFFECTIVE TIME. The Merger shall be consummated by and shall be effective at the time there has been filed as provided by Section 2.13 with the Delaware Secretary of State a certificate or agreement of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL. The time of such filing is referred to as the "EFFECTIVE TIME."

  2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in applicable sections of the DGCL. As of the Effective Time, the Company shall be a wholly-owned subsidiary of Parent.

  2.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended to contain the substantive provisions of the Certificate of Incorporation of the Purchaser as in effect at the Effective Time.

  2.5 BYLAWS. The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with applicable law.

  2.6 DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

  2.7 OFFICERS. The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Such officers of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

  2.8 CONVERSION OF SHARES.

  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of the Shares:

    (i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held, directly or indirectly, by Parent, Purchaser, the Company or any of their majority-owned subsidiaries, and any Dissenting Shares (as defined in Section 2.9)) shall automatically be canceled and extinguished and be converted into the right to receive $32, or such higher amount per Share as is paid pursuant to the Offer (the "MERGER CONSIDERATION"), in cash, without interest thereon.

    (ii) Each Share issued and outstanding immediately prior to the Effective Time which is owned or held, directly or indirectly, by Parent, Purchaser, the Company or any of their majority-owned subsidiaries shall be canceled and extinguished and cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

    (iii) Each holder (other than holders referred to in Section 2.8(a)(ii)) of a certificate representing any Shares shall after the Effective Time cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's appraisal rights as provided in Section 2.9 and the DGCL.

    (iv) Each share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

  2.9 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration pursuant to Section 2.8, but the holders of Dissenting Shares shall instead be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's right of appraisal and payment under the DGCL, such holder's Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, as provided in Section 2.8, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent and Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and of any withdrawals of demands for appraisal, or of any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Prior to the Effective Time, Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Section 262 of the DGCL.

  2.10 PAYMENT FOR SHARES.

  (a) Prior to the Effective Time, Purchaser shall select and appoint a bank to act as agent for the holders of Shares (the "PAYING AGENT") to receive and disburse the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.8. At the Effective Time, Purchaser or Parent shall provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration.

  (b) As soon as practicable after the Effective Time, Purchaser or Parent shall cause the Paying Agent to mail to each record holder of a certificate or certificates representing Shares which as of the Effective Time represents the right to receive the Merger Consideration (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be requested, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this Section, each Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration (without interest thereon), and shall, subject to Section 2.9, have no other right.

  (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the

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

payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or delivery shall pay any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  (d) Promptly following the date that is six months after the Effective Date, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available.

  2.11 NO FURTHER RIGHTS OR TRANSFERS. At and after the Effective Time the holders of Certificates to be exchanged for the Merger Consideration pursuant to this Agreement shall cease to have any rights as to stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Any Certificates formerly representing Shares presented to the Surviving Corporation or Paying Agent shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

  2.12 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

  2.13 CLOSING. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after all the conditions to the obligations of the parties hereto to effect the Merger under Article VI of this Agreement shall have been satisfied or waived, the Company and Purchaser shall (i) file with the Secretary of the State of Delaware a certificate or agreement of merger or a certificate of ownership and merger in such form as may be required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) take all such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filing referred to in this Section, a closing (the "CLOSING") will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "CLOSING DATE."

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

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company (which for purposes of this Article III shall include the Company and each of its subsidiaries unless the context otherwise requires) represents and warrants to Parent and Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent and Purchaser dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

  3.1 ORGANIZATION OF THE COMPANY.

  (i) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on the Company.

  (ii) The Company has delivered or made available to Parent a true and complete list of all of the Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary, the jurisdictions in which such subsidiary is qualified or licensed, and the Company's and any other person's equity interest therein. All shares of subsidiaries owned indirectly by the Company or owned of record by persons other than the Company are owned beneficially (or the substantive equivalent) by the Company.

  (iii) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  (iv) When used in connection with the Company, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Company and its subsidiaries taken as a whole; provided, however, that the following shall not be considered a "Material Adverse Effect": (1) the filing, initiation and subsequent prosecution, by or on behalf of stockholders of the Company, of (a) litigation that challenges or otherwise seeks damages with respect to the transactions contemplated herein or (b) a securities litigation against the Company and (2) a shortfall in revenues of the Company as a result of delays in customer orders (including any effects on the Company's operating income which result directly from such revenue shortfall).

  3.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.01 par value, of which there were 8,782,265 shares issued and outstanding as of March 19, 1997 and 2,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued or outstanding. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of March 19, 1997, the Company had reserved an aggregate of 2,181,735 shares of the Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company's 1993 Stock Option and Restricted Stock Plan ("the 1993 Plan"). As of March 19, 1997, there were options outstanding to purchase an aggregate of 1,985,851 shares of Common Stock, issued to employees, consultants and non-employee directors pursuant to the 1993 Plan. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant

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

to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules list for each person who held restricted stock or options, the name of the holder of such shares or option, the exercise price of such option, the number of shares which will have vested at such date, the vesting schedule for such shares or option and whether the lapsing of the Company's repurchase rights or exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

  3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  3.4 AUTHORITY.

  (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of a majority of the outstanding Shares is required for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Purchaser, constitutes a valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders, conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected (except where such breach, default, termination, amendment, cancellation, acceleration, lien or encumbrance would not have a Material Adverse Effect on the Company). The Company Schedules list all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  (ii) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and
(iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, or have a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

  3.5 SEC FILINGS; THE COMPANY FINANCIAL STATEMENTS.

  (i) The Company has filed in a timely manner all forms, reports and documents required to be filed with the SEC since its initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any the Company SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 1996 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials or as contemplated by this Agreement, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or
(ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

  3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet there has not been: (i) any change, event or condition that has resulted in a Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  3.7 TAXES.

  (i) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (ii) Tax Returns and Audits.

    The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company, and have timely paid all Taxes shown to be due on such Returns.

    Except as is not material to the Company, the Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, its employees' share of Federal Insurance Contribution Act ("FICA") taxes, and any Taxes required to be withheld.

    Except as is not material to the Company, to the Company's knowledge, there is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    Except as is not material to the Company, to the Company's knowledge, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

    Except as is not material to the Company, no adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

    Except as is not material to the Company, neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet or disclosed in related notes to the Company Financials, whether asserted or unasserted, contingent or otherwise, which is material to the Company.

    There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

    Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing or allocation agreement or arrangement.

  3.8 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

  (i) The Company Schedules list the real property owned by the Company. The Company Schedules list all real property leases to which the Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company.

  (ii) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials or in the Company Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not result in a Material Adverse Effect on the Company.

  3.9 INTELLECTUAL PROPERTY.

  For the purposes of this Agreement, the following terms have the following definitions:

  "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
  (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

  "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

  "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

  (i) Section 3.9 of the Company Schedules lists all of the Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY").

  (ii) Section 3.9 of the Company Schedules lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

  (iii) To the Company's knowledge, no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

  (iv) Each item of Company Registered Intellectual Property is valid (to the Company's knowledge) and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such

Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

  (v) Except as set forth in Section 3.9 of the Company Schedules: (i) the Company owns and has good and exclusive title to, or has license to, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.9 of the Company Schedules, free and clear of any lien or encumbrance (excluding licenses and related restrictions); and (ii) to its knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

  (vi) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

  (vii) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is legally possible to do so.

  (viii) Except as set forth in Section 3.9 of the Company Schedules, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

  (ix) Section 3.9 of the Company Schedules lists all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company, with, in the case of either (i) or (ii), cost in excess of $25,000 on a one-time or annual basis.

  (x) The contracts, licenses and agreements listed on Section 3.9 of the Company Schedules are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Company will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed in
Section 3.9 of the Company Schedules to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

  (xi) Section 3.9 of the Company Schedules lists or specifically refers to all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party, except such contracts entered into in the ordinary course of the Company's business.

  (xii) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, rights regarding marks, names and designations, and moral rights, such representation is limited to the Company's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

  (xiii) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  (xiv) Except as set forth in Section 3.9 of the Company Schedules, to the knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

  (xv) Except as set forth in Section 3.9 of the Company Schedules, there have been, and are, no claims asserted against the Company or, to its knowledge, against any customer of the Company, related to any product or service of the Company.

  (xvi) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information / confidentiality agreement substantially in the Company's standard form and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

  3.10 COMPLIANCE; PERMITS; RESTRICTIONS.

  (i) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected (except such default or violation which would not have a Material Adverse Effect on the Company). To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted (except such prohibition or impairment which would not have a Material Adverse Effect on the Company).

  (ii) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that, if not held by the Company or its subsidiaries, would have a Material Adverse Effect on the Company (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits (except where such non-compliance would not have a Material Adverse Effect on the Company).

  3.11 LITIGATION. Except for suits filed in connection with this Offer, which as of the date hereof there are none, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned in writing the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

  3.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Goldman Sachs pursuant to an engagement letter dated February 29, 1996, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.13 EMPLOYEE BENEFIT PLANS.

  (i) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any trade or business which is under common control with the Company within the meaning of Section 414 of the Code (the "COMPANY EMPLOYEE PLANS"), the Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Company Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Company Employee Plan.

  (ii) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law (except as would not have a Material Adverse Effect on the Company). Neither the Company nor any ERISA Affiliate of the Company has incurred or is reasonably expected to incur any liability under Title IV of ERISA in connection with any Company Employee Plan (except as would not have a Material Effect on the Company.

  3.14 EMPLOYEES; LABOR MATTERS. To the Company's knowledge after reasonable inquiry, no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company except for terminations of a nature and number that are consistent with the Company's prior experience. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of the Company or any of its subsidiaries. The Company and its subsidiaries are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, OSHA, ERISA, WARN or any similar state or local law) (except as would not have a Material Adverse Effect on the Company).

  3.15 ENVIRONMENTAL MATTERS. Except in all cases as, in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (of their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of and have not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiaries (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous or toxic material or waste; (iv) has not disposed of any pollutants, contaminants or hazardous or toxic materials or wastes into the soil or groundwater at any properties owned or leased by the Company, either now or in the past, or at any other property that would result in any assessment or remedial action; and (v) have taken all actions necessary under application requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

  3.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries is a party to or is bound by:

  (i) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

  (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or restricted stock purchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

  (iii) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors;

  (iv) any agreement, contract or commitment containing any covenant prohibiting or materially impairing conduct of the business by the Company or any of its subsidiaries (as currently conducted or as presently proposed to be conducted by the Company or its subsidiaries) or granting any exclusive distribution rights;

  (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

  (vi) any material joint marketing or development agreement.

  Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound of the type described in clauses (i) through (vi) above (any such agreement, contract or commitment, as well as any agreement, contract or commitment that is an exhibit to any Company SEC Report, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would be reasonably likely to have a Material Adverse Effect on the Company.

  3.17 CHANGE OF CONTROL PAYMENTS. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company as a result of or in connection with the Offer and/or the Merger, and the nature and amount of any such obligation.

  3.18 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby and thereby.

  3.19 FAIRNESS OPINION. The Company's Board of Directors has received an opinion from Goldman Sachs to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares. A copy of the written opinion will be delivered to Parent no later than March 26, 1997.

  3.20 OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times that the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "COMPANY STOCKHOLDERS' MEETING") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is referred to as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The
Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

  4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

  4.2 CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate action on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

  4.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

  (a) Assuming satisfaction of all applicable requirements referred to in
Section 4.3 (b) below, the execution and delivery of this Agreement by Parent and Purchaser, the compliance by Parent and Purchaser with the provisions hereof and the consummation by Parent and Purchaser of the transactions contemplated hereby will not conflict with or violate (i) any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Parent or Purchaser or any of their properties, other than such conflicts or violations which individually or in the aggregate do not and will not have a material adverse effect on the business, properties, assets, results of operations or financial condition of Parent and Purchaser, taken as a whole, or (ii) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Purchaser.

  (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "takeover" or "blue sky" laws of various states and the HSR Act, (i) neither Parent nor Purchaser is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement. None of the information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

  4.4 SCHEDULE 14D-1. Neither the Schedule 14D-1 nor the Offer Documents, nor any of the information supplied by Parent and Purchaser for inclusion in the
Schedule 14D-9 and the Information Statement, shall at the respective times they are filed with the SEC or are first published, sent or given to stockholders or upon the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading (except for information supplied by the Company for inclusion in the Schedule 14D-1 and the Offer Documents, as to which Parent and Purchaser make no representation). None of the information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

  4.5 AVAILABLE FUNDS. Parent has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transaction contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay all related fees and expenses in connection with the Offer and the Merger.

                                   ARTICLE V

                                   COVENANTS

  5.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company (which for the purposes of this Article 5 shall include the Company and each of its subsidiaries) agrees, except to the extent that Parent shall otherwise consent, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform in all material respects other material obligations when due and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

  In addition, except as permitted by the terms of this Agreement (and other than as set forth in Section 5.1 of the Company Schedules), without the prior consent of Parent, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following:

  (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

  (ii) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written plans or agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

  (iii) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice;

  (iv) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

  (v) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Merger Consideration).

  (vi) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

  (vii) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

  (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances;

  (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

  (x) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others;

  (xi) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

  (xii) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

  (xiii) Make any grant of exclusive rights to any third party; or

  (xiv) Agree in writing or otherwise to take any of the actions described in
(i) through (xiii) above.

  5.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

  (a) Subject to and in accordance with the terms and conditions of that certain letter dated February 25, 1997 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request.

  (b) Subject to the requirements of law, Parent and Purchaser shall, and shall use their reasonable efforts to cause their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

  (c) No investigation pursuant to this Section 5.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

  5.3 PROXY MATERIAL; STOCKHOLDERS' MEETING.

  (a) The Company and each of Parent and Purchaser shall prepare and file, or shall cause to be prepared and filed, with the SEC those documents, schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by this Agreement. The Company, acting through its Board of Directors, shall, if necessary, cause the Company Stockholders' Meeting to be duly called (including establishing the record date, if requested, to be a date immediately after the date the Purchaser first purchases any Shares pursuant to the Offer) and shall give notice of, convene and hold the Company Stockholders' Meeting as soon as practicable, and at such time and place designated by Parent or Purchaser, for the purpose of approving the Merger, this Agreement and any other actions contemplated hereby which require the approval of the Company's stockholders. The Company shall recommend to its stockholders approval of the Merger and take all reasonable actions necessary to solicit such approval. The Company shall use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, shall respond promptly to any comments of the SEC relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by this Agreement and to cause the Proxy Statement to be mailed to its stockholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC with respect to the Proxy Statement or the Company Stockholders' Meeting, each party shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the Company's stockholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law and be in form and substance satisfactory to each of Parent and Purchaser and the Company. The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of such approval and adoption and shall take all other actions necessary or, in the reasonable judgment of Parent and Purchaser, advisable to secure the vote or consent of the Company's stockholders required by the DGCL to effect the Merger.

  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting and without a vote of the Company's stockholders, in accordance with the DGCL.

  5.4 NO SOLICITATION.

  (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition

Proposal made by any person, entity or group (other than Parent); provided, however, that nothing herein shall prohibit the Company' Board of Directors from taking and disclosing to the Company' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

  (b) Notwithstanding the provisions of paragraph (a) above, prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the stockholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, provided, however, that the Company shall not recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing).

  (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Parent.

  5.5 PUBLIC ANNOUNCEMENTS. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. This Section 5.5 shall supersede any conflicting provisions in the Confidentiality Agreement.

  5.6 NOTIFICATION OF CERTAIN MATTERS.

  (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 5.6(a) of this Agreement) in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and
(ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.6(b) of this Agreement) to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  5.7 ACTIONS BY COMPANY. Subject to the terms and conditions hereof, the Company shall, and shall cause its subsidiaries to, cooperate with Parent and Purchaser and take all such actions as may be reasonably requested by Parent and Purchaser to accomplish the Merger.

  5.8 OFFICERS' AND DIRECTORS' INDEMNIFICATION.

  (a) Parent and Purchaser agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) or existing indemnification contracts in the form filed with the SEC shall survive the Merger and shall continue in full force and effect in accordance with their terms.

  (b) For six years from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in
Section 5.8(a) hereof, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents in not more than $250,000; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (c) This Section 5.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

  5.9 RESERVED.

  5.10 ADDITIONAL AGREEMENTS.

  (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Offer and the Merger) and to cooperate with each other in connection with the foregoing.

  (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use (i) all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) all reasonable efforts to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the HSR Act, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

  5.11 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of antitakeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

  5.12 TREATMENT OF STOCK OPTIONS. Upon the Effective Time, each of the options then outstanding under the 1993 Plan (the "OPTIONS") shall terminate and be converted into a right to receive quarterly cash payments (the "OPTION PAYMENTS") from the Surviving Corporation. With respect to each Option, the amount of the Option Payment for each calendar quarter shall be equal to the product of (a) the Merger Consideration minus the exercise price per Share of such Option multiplied by (b) the number of shares for which such Option would have become exercisable during such quarter if such Option had not been terminated. The Option Payment for a quarter shall be made to the holder of the Option (or his or her successors) not later than 15 days following the close of such quarter. In the case of Options that are exercisable upon the Effective Time, or would have become exercisable at the Effective Time as a result of the transactions contemplated by this Agreement (including, without limitation, all Options held by the non-employee directors of the Company), the Option Payment shall be made upon the Effective Time. The provisions of the 1993 Plan and the applicable stock option agreement shall control in determining when an Option would have become exercisable and to what extent an Option is forfeited in the event that the holder's service with the Company terminates.

  5.13 SECTION 203 OF THE DGCL. From and after the date of this Agreement, the Company will not approve any acquisition of shares of Common Stock by any person (other than Parent, Purchaser or their respective affiliates) which would result in such person becoming an interested stockholder (as such term is defined in Section 203 of the DGCL) or otherwise be subject to Section 203 of the DGCL.

  5.14 STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of Company Common Stock pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

  5.15 EMPLOYEE BENEFITS. Following the Effective Time, the Surviving Corporation will provide the persons employed by the Company immediately prior to the Effective Time, for so long as such persons remain employed by the Surviving Corporation, with salary and benefits (other than stock options) in the aggregate which are substantially comparable to those provided to such persons by the Company immediately prior to the Effective Time.

                                  ARTICLE VI

                             CONDITIONS OF MERGER

  6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

  (a) If required by the DGCL, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (c) Shares shall have been purchased pursuant to the Offer.

  (d) No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which would (i) make the acquisition or holding by Parent or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Purchaser's ownership or operation of, or compel Parent or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any Significant Subsidiary thereof, (iii) compel Parent, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any of its Subsidiaries or the Company or any of its Significant Subsidiaries, (iv) impose material limitations on the ability of Parent or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (v) impose any material condition to the Offer, this Agreement or the Merger, which would be adverse to Parent.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

  (a) by mutual written agreement of the Boards of Directors of Parent and the Company;

  (b) by either Parent or the Company:

    (i) if the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement; or

    (ii) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

  (c) by Parent:

    (i) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

    (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, this Agreement and the Merger, or shall have resolved to do any of the foregoing;

    (iii) if the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer;

    (iv) prior to the purchase of Shares pursuant to the Offer, in the event that the conditions to the Offer set forth in clause (i) or (ii) of Annex I shall not be satisfied or if any of the events set forth in clause (iii) thereof shall have occurred; or

    (v) if the Company is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of the Company contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect;

  (d) by the Company

    (i) if the Offer shall not have been commenced in accordance with Section 1.1, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten business days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement;

    (ii) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's Stockholders that they accept a Superior Proposal, provided that all the provisions of Section 5.4 have been fully complied with, and provided further that the Company shall have paid to Parent the entire Initial Break-up Fee as provided in Section 7.3
  (b); or

    (iii) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of Parent or Purchaser contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect.

  7.2 PROCEDURE AND EFFECT OF TERMINATION.

  (a) In the event of the termination of this Agreement by the Company or Parent or both of them pursuant to Section 7.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except that Sections 5.2(b), 7.2,
7.3 and Article VIII shall survive the termination of this Agreement. The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement.

  7.3 FEES AND EXPENSES.

  (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by the Offer and this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and this Agreement shall be paid by the party incurring such expenses.

  (b) The Company shall pay to Parent, in same day funds, upon demand, an amount equal to $1,500,000 (the "INITIAL BREAK-UP FEE"), if any of the following shall occur:

    (i) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

    (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, this Agreement and the Merger, or shall have resolved to do any of the foregoing; or

    (iii) if the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer.

  In addition, the Company shall pay to Parent, in same day funds, upon demand, an amount equal to $6,500,000 (the "SUBSEQUENT BREAK-UP FEE"), if within a six-month period following the occurrence of any of the events specified in clauses (i), (ii), or (iii) above, (1) the Company shall consummate any merger, consolidation or sale of all or substantially all of its assets, or (2) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), shall beneficially own (as that term is used in Section 13(d)(3) of the Exchange Act), or shall have acquired, 50% or more of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire 50% or more of the Shares.

  (c) The Initial Break-up Fee and the Subsequent Break-up Fee shall not be deemed (either individually or together) to be liquidated damages, and the right to the payment of the such Break-up Fees shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any term or provision of this Agreement.

  7.4 AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, (ii) any such waiver, amendment or supplement by the Company shall be effective as against the Company only if approved by a majority of the Continuing Directors and (iii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which reduces the Merger Consideration or changes the form thereof or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

  7.5 WAIVER. At any time prior to the Effective Time, whether before or after the Company's Stockholders Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the provisions of Section 7.4, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  8.1 NONSURVIVAL OF REPRESENTATION AND WARRANTIES; SEVERABILITY. The representations and warranties set forth in this Agreement shall not survive the purchase of Shares, if any, pursuant to the Offer. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

  (a) If to Parent or Purchaser:

    Elsevier Science Inc.
    c/o Reed Elsevier Inc.
    275 Washington Street
    Newton, Massachusetts 02158
    Attention: Henry Horbaczewski

  With copies to:

    Wilson, Sonsini, Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304
    Attention: Larry W. Sonsini, Esq.
         Marty Korman, Esq.

    Telecopier No.: (415) 493-6811

  and to:

    Golden Gate Acquisition Corp.

  (b) If to the Company:

    MDL Information Systems, Inc.
    14600 Catalina Street
    San Leandro, California 94577
    Attention: Chief Executive Officer

  With copies to:

    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
    155 Constitution Drive
    Menlo Park, California 94025
    Attention: Jay K. Hachigian, Esq.
         Renee Lanam Barton, Esq.

  8.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; NO ASSIGNMENT. This Agreement, Annex I, the documents delivered pursuant hereto and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder (except as expressly set forth in Section 5.8 with respect to present officers and directors of the Company), and (iii) may not be assigned, except that Parent or Purchaser may assign their rights hereunder in whole or in part to one or more direct or indirect subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder.

  8.4 INTERPRETATION; KNOWLEDGE.

  (i) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (ii) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, President or Chief Financial Officer (or principal accounting officer if different from the foregoing) of the parties, as the case may be, have knowledge of such matter.

  (iii) In this Agreement, any reference to any "subsidiary" of any party shall mean any association, corporation, individual, partnership, trust, or any other entity or organization in which such party has a direct or indirect equity ownership interest of more than 50%. In this Agreement, any reference to any action, suit, proceeding, claim, arbitration, or investigation being "pending" or "threatened" shall mean that the relevant party shall have either been served thereunder or otherwise notified of the existence thereof.

  8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION,
ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ELSEVIER SCIENCE INC.

                                          By: /s/ Herman Spruijt
                                            -----------------------------------
                                            Herman Spruijt, Chairman

                                          GOLDEN GATE ACQUISITION CORP.

                                          By: /s/ Herman Spruijt
                                            -----------------------------------
                                            Herman Spruijt, Chairman

                                          MDL INFORMATION SYSTEMS, INC.

                                          By: /s/ Steven D. Goldby
                                            -----------------------------------
                                            Steven D. Goldby, Chief Executive
                                             Officer




            *****SIGNATURE PAGE -- AGREEMENT AND PLAN OF MERGER*****

                                    ANNEX I

                            CONDITIONS OF THE OFFER

  The term "AGREEMENT" as used in this Annex I shall mean the Agreement and Plan of Merger to which this Annex I is attached, and all capitalized terms used in this Annex I and not defined in this Annex I shall have the respective meanings set forth in the Agreement.

  Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase or pay for, or may terminate or amend the Offer and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if:

    (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

    (ii) the Minimum Condition is not satisfied;

    (iii) at any time on or after the date of the Agreement, any of the following events shall have occurred:

      (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Merger Agreement, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Agreement and the Merger, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, or (6) impose any material condition to the Offer, the Agreement or the Merger, which would be adverse to Parent; or

      (B) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Agreement or any representation or warranty of the Company in the Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or

      (C) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer and the Merger, (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Agreement or the Merger, the Board of Directors of the Company shall fail to do so within two business days after such request is made; or

      (D) the Agreement shall have been terminated in accordance with its terms; or

      (E) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company; or

      (F) the Employment Agreements of Steven D. Goldby and Thomas D. Jones shall not be in full force and effect other than by reason of their respective deaths or incapacities.

  The foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to such condition. All the foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time and from time to time.

                                       2